Plantronics Declares Quarterly Dividend

Santa Cruz, CA - October 24, 2006 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on December 11, 2006 to shareholders of record at the close of business on November 10, 2006.

 “We are pleased to announce our tenth consecutive dividend payment to our shareholders,” said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.